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                                                                      Exhibit 99

                                                                  [LOGO] Premcor

                                                                 Premier People,
                                                           Products and Services

NEWS RELEASE __________________________

                                                         Premcor Inc.
                                                         1700 East Putnam
                                                         Suite 500
                                                         Old Greenwich, CT 06870
                                                         203-698-7500
                                                         203-698-7925 fax

                     PREMCOR PROVIDES SECOND QUARTER UPDATE

         OLD GREENWICH, Connecticut, May 30, 2003--Premcor Inc. (NYSE:PCO) today announced that, based on industry refining margins and hydrocarbon prices for the quarter to date and assuming seasonal market conditions through the end of the quarter, it would expect its second quarter 2003 earnings to range between $.50 and $.75 per share.

         Thomas D. O'Malley, Premcor's Chairman and Chief Executive Officer, said, "Second quarter refining margins and the light-heavy spread got off to a solid start this quarter but have weakened during the month of May. In addition, natural gas prices have strengthened significantly this month, moving from roughly $5.00 to roughly $6.00 per mmbtu. We believe that industry conditions remain very favorable for refiners, with gasoline demand at all-time highs, good trends in distillate demand, and U.S. refined product inventories at extremely tight levels. It would not be unreasonable to expect refining margins to improve from current levels as we move into the summer driving season. It should be noted, however, that industry conditions remain equally favorable for natural gas, which we purchase as a refinery fuel. All of Premcor's facilities are running well this quarter, and planned maintenance is light during the remaining weeks."

         Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company's current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.


Contact:
Premcor Inc.
Joe Watson, (203) 698-7510 (Media/Investors)
Karen Davis, (314) 854-1424   (Investors)
Michael Taylor, (314) 719-2304 (Investors)